Exhibit (a)(1)(vii)

This announcement is neither an Offer to Purchase nor a solicitation of an Offer to sell Shares (as defined below). The Offer (as defined below) is being made solely pursuant to the Offer to Purchase, dated

August 14, 2007, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the

Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If,

after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CompuDyne Corporation

at

$7.00 Net per Share in Cash

by

Patriot Acquisition Corp.

a wholly-owned subsidiary of

Gores Patriot Holdings, Inc.

a corporation owned by

certain investment partnerships managed by

The Gores Group, LLC

Patriot Acquisition Corp., a Nevada corporation (the “Purchaser”) and a wholly-owned subsidiary of Gores Patriot Holdings, Inc. (“Parent”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.75 per share (the “Shares”), of CompuDyne Corporation, a Nevada corporation (the “Company”), at a purchase price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 14, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Continental Stock Transfer & Trust Company (the “Depositary”) will not be charged brokerage fees or commissions. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Gores or the Purchaser will pay all charges and expenses of MacKenzie Partners, Inc., which is acting as Information Agent for the Offer (the “Information Agent”) and the Depositary incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON SEPTEMBER 12, 2007, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board of Directors to the extent permitted by the Agreement and Plan of Merger, dated as of August 6, 2007 (the “Merger Agreement”), between Parent, the Purchaser and the Company, and to seek to have the Company consummate the merger contemplated by the Merger Agreement. Pursuant to such merger, outstanding Shares not owned by Parent or the Purchaser, would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares which represents at least 53% of the total number of outstanding Shares (including any other Shares directly or indirectly owned by Parent) on a fully diluted basis (which assumes the conversion or exercise of all derivative securities other than the Company’s outstanding Convertible Notes regardless of the conversion or exercise price, the vesting schedule or other terms or conditions thereof) on the date of purchase. The Offer is also subject to other conditions described in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer, subject to the terms of the Merger Agreement, and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive any condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the expiration of the Offer and not withdrawn, (iv) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary or (v) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Any such extension or amendment, as discussed above, will be followed as promptly as practicable by public announcement thereof and, in the case of such extension, no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration of the Offer. The Offer is not conditioned upon Parent or the Purchaser obtaining financing.

After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but not 90% of the Shares have been tendered, the Purchaser may, subject to certain conditions, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 14, 2007 unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before making any decision with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary. The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

Toll-Free: (800) 322-2885

August 14, 2007

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